PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
April 13, 2016

PVH CORP. COMPLETES ACQUISITION OF ITS
 TOMMY HILFIGER CHINA JOINT VENTURE

New York, New York – PVH Corp. [NYSE: PVH] announced today it has completed its acquisition of the 55% interest in TH Asia Ltd., its joint venture for Tommy Hilfiger in China, that it did not already own. The acquisition is expected to add approximately $100 million of revenue and be slightly accretive to 2016 earnings per share on a non-GAAP basis.

Emanuel Chirico, Chairman and Chief Executive Officer, PVH Corp., commented: "This transaction has been envisioned since PVH and the funds advised by Apax Partners established the Tommy Hilfiger China joint venture in connection with the Tommy Hilfiger acquisition in 2010. With the closing of this transaction, our Tommy Hilfiger business can now operate directly its fastest growing market, while leveraging our well-established infrastructure in Asia, our regional leadership expertise and strong brand momentum across both our Tommy Hilfiger and Calvin Klein businesses in the region. We look forward to the continued growth of the Tommy Hilfiger business in China."

With a heritage going back over 130 years, PVH Corp. has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 30,000 associates operating in over 40 countries with over $8 billion in 2015 revenues. We own the iconic Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands and market a variety of goods under these and other nationally and internationally known owned and licensed brands.

*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International, Ltd.

Contacts:

PVH Corp.:

            Dana Perlman
Treasurer and Senior Vice President, Business Development & Investor Relations
(212) 381-3502
investorrelations@pvh.com

Tommy Hilfiger:

Abdel El Hamri
Senior Vice President, Marketing & Communications, the Americas and SVP, Global Communications
(212) 548-1728
Abdel.ElHamri@tommy.com

PVH CORP. SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to PVH Corp's (the "Company") earnings, future plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company's apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company's licensors and other factors; (iv) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory; (v) the Company's operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company's or its licensees' or other business partners' products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (viii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

Risks and uncertainties related to the acquisition include, among others, competitive responses to the acquisition; the inability to obtain, or delays in obtaining, cost savings and synergies from the acquisition; unexpected costs, charges or expenses resulting from the acquisition; litigation relating to the acquisition; the inability to recognize the expected benefits of the acquisition; the inability to integrate the acquired business without disruption to the acquired business or existing operations; and any changes in general economic and/or industry specific conditions.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.